EXHIBIT b(2)

                             Amendment to the Bylaws
                                       of
                   Credit Suisse Commodity Plus Strategy Fund

The Bylaws of Credit Suisse Commodity Plus Strategy Fund have been amended to change the name to Credit Suisse Commodity Return Strategy Fund.

Dated the 27th day of July, 2004